Exhibit 10.1

GATEHOUSE MEDIA, INC.

GATEHOUSE MEDIA OPERATING, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 9th day of January, 2009 by and among GATEHOUSE MEDIA, INC., a Delaware corporation (“GHS”), GATEHOUSE MEDIA OPERATING, INC., a Delaware corporation (“Operating” and together with GHS, the “Company”), and Kirk A. Davis (“Executive”).

WHEREAS in order to induce Executive to serve as the Company’s President and Chief Operating Officer, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive is willing to accept such employment and perform services for the Company on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts employment from the Company in the capacity of its President and Chief Operating Officer. Executive will report directly to the Company’s Chief Executive Officer (“CEO”). Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company and shall have no other employment and no other business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement. Executive will perform such duties as are required by the Company from time to time and normally associated with Executive’s position, together with such additional duties, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the CEO. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) engaging in personal investment activities for himself and his family that do not give rise to any conflict of interests with the Company or its affiliates, (ii) subject to prior approval of the Board, accepting directorships unrelated to the Company that do not give rise to any conflict of interests with the Company or its affiliates, (iii) engaging in charitable and civic activities, so long as such outside interests do not interfere with the performance of his duties hereunder and (iv) engaging in the activities to the extent set forth in Schedule A.

2. START DATE; EMPLOYMENT-AT-WILL. Executive understands and agrees (i) that he is an employee-at-will, (ii) that this Agreement does not constitute, for any reason, a guaranty or promise of continued employment with the Company (with the “Company” understood, for purposes of this Section 2, to include any subsidiary of the Company and any successor in interest to the Company or to any such subsidiary), (iii) that the commencement of his employment with the Company does not constitute, for any reason, a guaranty or promise of continued employment with the Company and (iv) that the continuation of his employment with the Company for any period of time does not constitute, for any reason, a guaranty or promise of continued employment with the Company. Executive acknowledges that this Agreement has no term, and that the Company may terminate Executive’s employment with the Company at any time, with or without Cause (as defined below), subject to the Company’s obligations set forth in Section 5 below. The obligations under this Agreement shall commence on or about January 9, 2009 (the actual date on which Executive is added to the Company’s payroll, the “Effective Date”). Notwithstanding anything to the contrary herein, in the event of any termination of Executive’s employment, Executive shall nevertheless continue to be bound by the terms and conditions set forth in Sections 6 and 7 hereof, which provisions, along with Sections 8 and 9 hereof, shall survive any termination of this Agreement.

3. COMPENSATION.

(a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a salary initially at Executive’s current rate per annum (the “Base Salary”). The Base Salary will be payable in such installments as the Company pays its similarly placed employees (but not less frequently than each calendar month), subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. The Base Salary shall be reviewed on an annual basis in accordance with Executive’s annual performance evaluation and adjusted at the Company’s sole discretion; provided, however, in no event shall the Base Salary be reduced from its level at the time without Executive’s approval.

(b) Annual Bonus Compensation. In addition to any salary payable pursuant to Section 3(a) above, Executive shall be eligible to receive in respect of each fiscal year of the Company a bonus (for each such fiscal year, a “Bonus”), based on the achievement, as determined by the Board in its sole discretion, of certain performance standards as agreed to by Executive and the Board, payable in such combination of cash and shares of common stock of GHS (“Common Stock”) as determined by the Board, in its sole discretion under the GateHouse Media, Inc. Stock Incentive Plan (or any similar or successor plan) (the stock portion of any such Bonus, the “Restricted Stock Grant”). The number of shares comprising any Restricted Stock Grant shall be determined by dividing the applicable portion of the Bonus being awarded in Common Stock by the fair market value (as determined by the Board in good faith) of the Common Stock on the date of grant.

The cash portion of each Bonus shall be paid to Executive within a reasonable time after the end of the fiscal year, but in no event later than 2 1/2 months following completion of the Company’s fiscal year to which such Bonus relates (“Outside Payment Date”); the Restricted Stock Grant portion of each Bonus shall be made on such date as the Board determines in its discretion, though no later than the applicable Outside Payment Date. Notwithstanding anything to the contrary contained herein, no Bonus in respect of any fiscal year of the Company will be due to Executive unless he is employed by the Company on the last day of the fiscal year in respect of which the Bonus is awarded.

(c) Withholding. All taxable compensation payable to Executive pursuant to this Section 3 or otherwise pursuant to this Agreement shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid to an employee.

4. BENEFITS AND PERQUISITES.

(a) Retirement and Welfare Benefits. During the Term, Executive will be entitled to all the usual benefits offered to employees at Executive’s level, including vacation, sick time, participation in the Company’s medical, dental and insurance programs, as well as the ability to participate in the Company’s 401(k) retirement savings plan, subject to the applicable limitations and requirements imposed by the terms of such benefit plans, in each case in accordance with the terms of such plans as from time to time in effect. Nothing in this Section 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its employees, including Executive; provided, however, during the Term, Executive shall be entitled to not less than four (4) weeks paid vacation annually; it being understood that Executive shall be entitled to an additional week in calendar year 2009, which week was “carried over” from previous years.

(b) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

5. TERMINATION. Executive’s employment with the Company may be terminated (x) by the Company for Cause (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (y) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive; or (z) by Executive at any time, effective on the date on which a written notice to such effect is delivered to the Company.

(a) For Cause Termination. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary (payable as provided in Section 3(b)) and accrued and unused vacation pay through the date of such termination (collectively, the “Accrued Benefits”). If the definition of “Cause” set forth below conflicts with such definition in any stock incentive plan or agreement of the Company or any of its affiliates, the definition set forth herein shall control.

(b) Termination by Company without Cause, “Change of Control”. If Executive’s employment is terminated by the Company other than for Cause, including within 12 months of a “change of control”, then Executive shall be entitled to, upon Executive’s providing the Company with a signed release of claims in a form adopted by the Company’s Board of Directors from time to time and subject to Executive’s continued compliance with the provisions of Sections 6 and 7 hereof: (i) the Accrued Benefits, (ii) an amount equal to twelve (12) months Base Salary payable in the same manner as provided under Section 3(a), (iii) any declared Bonus not yet paid, and (iv) continuation of Executive’s coverage under the Company’s medical plan at the same levels as such benefits that have been provided to Executive, and in connection therewith Executive shall periodically pay to the Company amounts equivalent to that which he paid as required employee contributions immediately prior to the date of termination, until the earlier of (A) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) or (B) twelve (12) months from the date of such termination. Executive acknowledges that executive’s termination of employment on the date of such termination shall constitute a “qualifying event” for the purposes of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Executive further acknowledges on behalf of himself and his dependents that any period with respect to which any of them would be eligible to elect COBRA shall be reduced by the period of post-termination medical benefit continuation provided under this subsection. Executive acknowledges that the Company may terminate Executive without Cause at any time, and that the Company shall have no obligations under such circumstances to Executive beyond the specific obligations set forth in this Section 5(b); and any other binding agreement or arrangement between Executive and the Company.

(c) Resignation, Death or Disability. If Executive’s employment is terminated by reason of Executive’s death, Disability or voluntary resignation, Executive shall not be entitled to receive any further compensation or benefits under this Agreement or otherwise other than the Accrued Benefits. During any period that Executive fails to perform his duties hereunder as a result of disability or incapacity, Executive shall continue to receive his Base Salary and all other benefits and all other compensation pursuant to this Agreement unless and until his employment is terminated pursuant to this Section 5.

(d) Definitions. For purposes of this Agreement:

“Cause” means (i) conviction of, guilty plea concerning or confession of any felony, (ii) any act of dishonesty committed by Executive in connection with the Company’s or its subsidiaries’ business, (iii) any material breach by Executive of this Agreement, after written notice thereof from the Board is given in writing and such breach is not cured to the satisfaction of the Company within a reasonable period of time (not greater than 30 days) under the circumstances, (iv) any material breach of any reasonable and lawful rule or directive of the Company, (v) the gross or willful neglect of duties or gross misconduct by Executive, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of Executive’s duties under this Agreement.

“Disability” means, as determined by the Board of Directors in good faith, Executive’s inability, due to disability or incapacity, to perform all of his duties hereunder on a full-time basis for (i) periods aggregating 90 days, whether or not continuous, in any continuous period of 365 days, or (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than 30 days and Executive is unable to resume his duties on a full time basis within 10 days of receipt of written notice of the Board’s determination under this clause (ii).

(e) Resignation as Officer or Director. Upon the termination of employment for any reason, Executive shall resign each position (if any) that he then holds as an officer or director of the Company or any of its subsidiaries.

(f) Payments in Lieu of Other Severance Rights. The payments provided in subsections (a), (b) and (c) of this Section 5 shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of the Company.

(g) Manner of Payment. Unless Executive breaches one of the restrictive covenants contained in Sections 6 and 7 of this Agreement, the payments described in clauses (b) and (c) of this Section 5 shall be paid over a period of twelve (12) months commencing on the date of Executive’s termination of employment with the Company. Notwithstanding anything herein to the contrary, (1) the payment of any amounts hereunder (including benefits continuation) shall cease on the date on which Executive breaches any of the restrictive covenants contained in Sections 6 and 7 of this Agreement.

6. RESTRICTIVE COVENANTS. Executive acknowledges that during the period of his employment with the Company he shall have access to the Company’s Confidential Information (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.

(a) Noncompetition. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following (i) termination of such employment for any reason by the Company for cause or by the Executive or (ii) termination of such employment by the Company without cause, unless Executive agrees at such time in writing within 5 days of such termination to waive his rights to receive the amounts set forth in clauses (ii) and (iii) of Section 5(b) above (in which case the provisions of this Section 6(a) shall not apply, it being understood that Executive shall still be required to deliver the release of claims described in Section 5(a) above in order to receive the rights set forth in clauses (i) and (iv) of Section 5(b) above). Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with more than 20% of the business activities of the Company or its affiliates in the United States. Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

(b) Solicitation of Employees, Etc. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, his or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, his or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason or (ii) hire any individual who left the employ of the Company or any of its affiliates during the immediately preceding one-year period.

(c) Solicitation of Clients, Etc. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly, solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or affiliates or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, his or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, his or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(d) Disparaging Comments. Executive agrees that during the period of his employment with the Company and thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or, after termination of his employment relationship with the Company, make any comments concerning any mutually agreed to confidential aspects of the termination of their relationship. The obligations of Executive under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 6 shall limit any common law or statutory obligation that the Executive may have to the Company or any of its affiliates. For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company.

7. CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive’s employment or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (i) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (ii) any Proprietary Information (as defined below)), concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by the Company. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.

Executive agrees that he shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by his alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this Agreement and (ii) general business knowledge and work skills of Executive, even if developed or improved by Executive while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company. Executive’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 7 shall continue beyond Executive’s termination of employment and Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

8. ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9. SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

If any of the payments to be made under this Agreement are deemed to be “deferred compensation”, as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and such regulations and guidance promulgated by the Internal Revenue Service in connection therewith (collectively, “Section 409A”), the Company reserves the right to modify the terms and provisions of this Agreement to comply with Section 409A.

10. GENERAL.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery (including personal delivery by telecopy or telex), or the third business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

GateHouse Media, Inc.

350 WillowBrook Office Park

Fairport, NY 14450

Attn: Chairman of the Board of Directors

To Executive:

Kirk A. Davis

2 Wellington Way

Hopkinton, MA 01748

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b) Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c) Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York without giving effect to principles of conflicts of law of such state.

(g) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i) Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k) Arbitration. Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in New York, New York according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

11. EXECUTIVE REPRESENTATION & ACCEPTANCE. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

GATEHOUSE MEDIA, INC.

By: /s/ Michael E. Reed, Chief Executive Officer

GATEHOUSE MEDIA OPERATING, INC.

By: /s/ Michael E. Reed, Chief Executive Officer

EXECUTIVE

/s/ Kirk A. Davis

Schedule A

Executive owns a small newspaper company in Central Massachusetts, which has its own publisher. Executive also serves on the SNA Foundation Board, ABC Board and New England Newspaper Association board. Executive will be resigning from his position on the New England Newspaper Association Board. Executive is also on the Massachusetts Newspaper Publishers Association executive committee, and will be resigning from that position.